Exhibit 2.1

EXECUTION VERSION

CANADA JETLINES LTD.

AND

GLOBAL CROSSING AIRLINES, INC.

AND

ALL OF THE STOCKHOLDERS OF GLOBAL CROSSING AIRLINES, INC.

SHARE EXCHANGE AGREEMENT

DATED FEBRUARY 5, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	9
1.3	Number and Gender	10
1.4	Date for Any Action	10
1.5	Currency	10
1.6	Knowledge	10
1.7	Schedules	10

ARTICLE 2 THE TRANSACTION		11

2.1	Joinder	11
2.2	Share Purchase and Sale	11
2.3	Jet Corporate Matters as of the Closing Date	12
2.4	Global Corporate Matters as of the Closing Date	13
2.5	Jet Meeting	13
2.6	Jet Circular	13
2.7	Preparation of Filings	15
2.8	Announcement and Shareholder Communications	15
2.9	Withholding Taxes	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF GLOBAL		16

3.1	Representations and Warranties	16
3.2	Survival of Representations and Warranties	25

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF JET		25

4.1	Representations and Warranties	25
4.2	Survival of Representations and Warranties	37

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS		37

5.1	Representations and Warranties	37
5.2	Survival of Representations and Warranties	39

ARTICLE 6 COVENANTS		39

6.1	Covenants of Global Regarding the Conduct of Business	39
6.2	Covenants of Global Relating to the Transaction	42
6.3	Covenants of Jet Regarding the Conduct of Business	43
6.4	Covenants of Jet Relating to the Transaction	46

ARTICLE 7 CONDITIONS		47

7.1	Mutual Conditions Precedent	47
7.2	Additional Conditions Precedent to the Obligations of Jet	48
7.3	Additional Conditions Precedent to the Obligations of Global	49
7.4	Satisfaction of Conditions	50

ARTICLE 8 ADDITIONAL AGREEMENTS		50

8.1	Global Non-Solicitation	50
8.2	Jet Non-Solicitation	54
8.3	Access to Information; Confidentiality	58
8.4	Notices of Certain Events	58

ARTICLE 9 TERM, TERMINATION, AMENDMENT AND WAIVER		59

9.1	Term	59
9.2	Termination	59
9.3	Expenses	62
9.4	Amendment	62
9.5	Waiver	62

ARTICLE 10 GENERAL PROVISIONS		62

10.1	Notices	62
10.2	Governing Law; Waiver of Jury Trial	63
10.3	Injunctive Relief	63
10.4	Time of Essence	64
10.5	Entire Agreement, Binding Effect and Assignment	64
10.6	No Liability	64
10.7	Severability	64
10.8	Counterparts, Execution	64

SCHEDULE A – THE STOCKHOLDERS’ CONSIDERATION SHARES		66

SCHEDULE B – EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES		67

SCHEDULE C – JOINDER AGREEMENT		68

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT dated February 5th, 2020

BETWEEN:

CANADA JETLINES LTD., a corporation existing under the federal Laws of Canada (“Jet”)

– and –

GLOBAL CROSSING AIRLINES, INC., a corporation existing under the Laws of the State of Delaware (“Global”)

– and –

ALL OF THE STOCKHOLDERS OF GLOBAL AS SET FORTH ON SCHEDULE “A” HERETO (“Stockholders”)

RECITALS:

A.	Jet is a reporting issuer under Canadian securities legislation with its shares listed for trading on the TSXV.

B.	Global is a private start-up airline.

C.

Jet and Global propose a business combination whereby the Stockholders will sell, and Jet will purchase from the Stockholders all of the Purchased Shares (as defined below), for the consideration and upon the terms and conditions set forth in this Agreement.

D.

The Stockholders have each agreed to execute a Joinder Agreement (as defined herein), pursuant to which the Stockholders agree to be bound by the terms and conditions set forth in this Agreement applicable to them.

E.	Prior to the Transaction, Jet must effect the Consolidation and Continuance (as defined herein).

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means a proposal or offer, oral or written, relating to any merger, take over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, reorganization, issuer bid, liquidation or winding-up or similar transaction or sale of assets, or any transaction being economically or functionally equivalent to any of the foregoing, whether in a single transaction or a series of transactions, in respect of either Global or Jet, as applicable, involving 50% or more of the consolidated assets of Global or Jet, as applicable, or 50% or more of the outstanding voting shares of Global or Jet, as applicable, other than the transactions contemplated by this Agreement and any other transaction involving Global and Jet;

“affiliate” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agreement” means this Share Exchange Agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Miami, Florida;

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Claim” means any demand, action, cause of action, investigation, inquiry, suit, proceeding, claim, complaint, arbitration, charge, prosecution, assessment or reassessment, including any appeal or application for review, judgment, arbitration, award, grievance, settlement or compromise;

“Closing Date” means the date the Transaction is closed, which shall occur five days following the acceptance by the TSXV of the Transaction, or such other date as the Parties may agree;

“Closing Time” means 9:00 a.m. (Vancouver time) on the Closing Date, or such other time as the Parties may agree;

“Consideration Shares” means the Jet Common Voting Shares issued to the Stockholders, all as more particularly set forth on Schedule “A” hereto;

“Consolidation” has the meaning ascribed to that term in 2.3(a);

“Continuance” means the the continuance of Jet from the jurisdiction of Canada to the jurisdiction of British Columbia;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party is a party or by which it is bound or affected or to which any of their respective properties or assets is subject;

“Encumbrances” means any and all claims, liens, security interests, mortgages, pledges, pre-emptive rights, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created;

“Financing” means the financing by issuance of securities of Jet for gross proceeds of up to $20,000,000 that may be completed in connection with the Transaction;

“Global Benefit Plans” means any pension or retirement income plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Global or for which Global could have any liability;

“Global Board” means the board of directors of Global as the same is constituted from time to time;

“Global Common Shares” means the common shares in the capital of Global as currently constituted;

“Global Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Global, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the value of the Global Common Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby, (b) any changes affecting the global airline industry generally; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in IFRS or U.S. GAAP occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster, provided, however, that with respect to clauses (b) to (g), such changes do not relate primarily to Global, or do not have a disproportionate effect on Global, compared to other companies of similar size operating in the airline industry and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a “Global Material Adverse Effect” has occurred;

“Global Proposed Agreement” has the meaning ascribed to that term in Section 8.1(e);

“Global Shareholders” or “Stockholders” means the holders of Global Common Shares;

“Governmental Entity” means: (a) any multinational, Canadian or U.S. federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSXV; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GSA” means the General Security Agreement dated January 17, 2020 between Jet and Global;

“IFRS” means International Financial Reporting Standards;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Jet Benefit Plans” means any pension or retirement income plans or other employee compensation, other than equity- or security-based compensation arrangements, or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Jet or for which Jet could have any liability;

“Jet Board” means the board of directors of Jet as the same is constituted from time to time;

“Jet Circular” means the notice of the Jet Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Jet Shareholders in connection with the Jet Meeting, as amended, supplemented or otherwise modified from time to time;

“Jet Common Voting Shares” means the common voting shares in the capital of Jet;

“Jet Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate, that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, capital, property, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Jet, other than changes, effects, events, occurrences or states of fact resulting from: (a) a change in the market price of the Jet Shares following and reasonably attributable to the public announcement of the execution of this Agreement and the transactions contemplated hereby; (b) any changes affecting the global airline industry generally; (c) general economic, financial, currency exchange, securities or commodity market conditions in Canada or the United States; (d) any change in IFRS or U.S. GAAP occurring after the date hereof; (e) any change in applicable Laws or in the interpretation thereof by any Governmental Entity occurring after the date hereof; (f) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism; or (g) any natural disaster; provided, however, that with respect to clauses (b) to (g), such changes do not relate primarily to Jet, or do not have a disproportionate effect on Jet, compared to other companies of similar size and business, and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether an “Jet Material Adverse Effect” has occurred;

“Jet Meeting” means the special meeting of Jet Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining the Jet Shareholder Approval;

“Jet Options” means the outstanding options to purchase Jet Shares;

“Jet Proposed Agreement” has the meaning ascribed to that term in Section 8.2(e);

“Jet Public Documents” means all documents and information filed by Jet under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR), during the two years prior to the date hereof;

“Jet RSUs” means restricted share units redeemable for Jet Shares;

“Jet Share Capital Restructuring” means an amendment to the Articles of Jet to amend the special rights and restrictions of the (i) Jet Common Voting Shares such that in aggregate this class of shares shall be entitled to 75% of the voting rights associated with all Jet Shares and may only be held by United States citizens; and (ii) Jet Variable Voting Shares such that in aggregate this class of shares shall be entitled to 25% of the voting rights associated with all Jet Shares and may only be held by non-United States citizens;

“Jet Shareholder Approval” means that the requisite approval for the resolutons approving the Transaction, which shall be 662/3% of the votes cast on such resolutions by Jet Shareholders, present in person or by proxy at the Jet Meeting;

“Jet Shareholders” means the holders of Jet Shares;

“Jet Shares” means the Jet Common Voting Shares and the Jet Variable Voting Shares;

“Jet Variable Voting Shares” means the variable voting shares in the capital of Jet;

“Joinder Agreement” means the agreement in substantially the form attached hereto as Schedule “C” to be executed by each Stockholder;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSXV), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or its business, undertaking, property or securities;

“Letter of Intent” means the Letter of Intent dated December 12, 2019 between Jet and Global;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Loan Agreement” means the Loan Agreement dated January 17, 2020 between Global and Jet;

“Losses” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, interest charges, punitive damages, fines, penalties and reasonable professional fees and disbursements, including in connection with any Claim;

“Mailing Deadline” means May 30, 2020, or such other date as may be agreed to by the Parties;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Meeting Deadline” means June 30, 2020, or such other date as may be agreed to by the Parties;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;

“QTCQB” means The OTCQB® Venture Marketplace operated by OTC Markets Group Inc.;

“Outside Date” means July 31, 2020, or such later date as may be agreed to in writing by the Parties;

“Parties” means Global and Jet and “Party” means either of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Purchased Shares” means all the issued and outstanding Global Common Shares held collectively by the Stockholders as of the Closing Date, as set out in Schedule “A” hereto;

“Purchase Price” has the meaning ascribed to such team in Section 2.2;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities;

“Reverse Takeover” has the meaning ascribed to that term in TSXV policy 5.2 – Changes of Business and Reverse Takeovers;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 – Prospectus and Registration Exemptions;

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made by a third party to a Party or its shareholders in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Global Common Shares or all of the Jet Shares, as the case may be, and offering or making available the same consideration in form and amount to all shareholders of the Party to be purchased or otherwise acquired; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the board of directors of such Party, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel); (iv) which is not subject to a due diligence or access condition; (v) that did not result from a breach of Section 8.1 or Section 8.2 as the case may be, by the receiving Party or its representatives; (vi) is made available to all Global Shareholders or Jet Shareholders, as the case may be, on the same terms and conditions; (vii) in respect of which the board of directors of such Party determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to its shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to its shareholders from a financial point of view than the Transaction (including any adjustment to the terms and conditions of the Transaction proposed by the other Party pursuant to Subsection 8.1(f) or Subsection 8.2(f), as the case may be);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, required by a Governmental Entity to be made or filed in accordance with applicable Laws in respect of Taxes;

“Transaction” means the sale by the Stockholders and the purchase by Jet of the Purchased Shares as contemplated herein;

“TSXV” means the TSX Venture Exchange;

“TSXV Approval” means the conditional approval of the TSXV in respect of the Reverse Takeover and the approval of the listing of the Jet Shares issuable to Global Shareholders pursuant to the Transaction;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” means United States Generally Accepted Accounting Principles;

“U.S. Person” has the meaning ascribed to it in Rule 902 of Regulation S of the U.S. Securities Act; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Knowledge

(a)	In this Agreement, references to “the knowledge of Global” means the actual knowledge of Edward J. Wegel, Global’s Chief Executive Officer, after making due enquiries regarding the relevant matter.

(b)

In this Agreement, references to “the knowledge of Jet” means the actual knowledge of its Board of Directors; Carlo Valente, Chief Financial Officer; and Olen Aasen, VP Legal, in each case, after making due enquiries regarding the relevant matter.

1.7	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	—	The Stockholders’ Consideration Shares
Schedule B	—	Exceptions to Representations and Warranties
Schedule C	—	Joinder Agreement

ARTICLE 2

THE TRANSACTION

2.1	Joinder

Each Stockholder who executes a Joinder Agreement substantially in the form attached hereto as Schedule “C”, shall be deemed, as of the date of such execution, for all purposes of this Agreement to be a Party to this Agreement, and this Agreement shall be deemed to have been amended as of such date to include such Stockholders, and except as expressly amended as contemplated by this section, each provision of this Agreement shall remain in full force and effect, unamended.

2.2	Share Purchase and Sale

(a)

Subject to the terms and conditions hereof the Stockholders shall transfer to Jet, and Jet shall accept from the Stockholders, the Purchased Shares held by the Stockholders and the Stockholders shall deliver to Jet certificates representing the Purchased Shares, duly endorsed in blank for transfer, registered in the name of Jet or duly executed powers of attorney in respect thereof;

(b)

The purchase price (the “Purchase Price”) for the Purchased Shares shall be paid and satisfied by the issuance and delivery at the Time of Closing of the Consideration Shares by Jet to the Stockholders in accordance with Schedule “A” hereto, and no other consideration.

(c)

The Stockholders acknowledge and agree with Jet that the Consideration Shares may be subject to resale restrictions under applicable Securities Laws (and shall bear a legend reflecting such restrictions) and the rules and polices of the TSXV and that the Consideration Shares will not be transferable if such Consideration Shares are subject to TSXV escrow requirements, until the escrowed Consideration Shares are released from escrow.

(d)

Jet does not assume and shall not be liable for any taxes under the Tax Act or any other taxes whatsoever which may be or become payable by the Stockholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by the Stockholders to Jet of the Purchased Shares, and the Stockholders shall indemnify and save harmless Jet from and against all such taxes.

(e)	The Transaction shall be closed (the “Closing”), at the offices Jet at the Closing Time on the Closing Date.

(f)

Any document, instrument or thing which is to be delivered by any Party hereto at the Closing shall be tabled at a pre-Closing at the place of Closing referred to above by the Party which is to deliver such document, instrument or thing, and any document, instrument or thing so tabled by a Party hereto shall be held in escrow by counsel for such Party until the Time of Closing and released from escrow at the Time of Closing provided all, documents, instruments and things which are to be delivered at the Closing are tabled in accordance with this section at the Closing.

(g)

Jet and the Stockholders acknowledge and agree that it is intended that the provisions of section 85.1 of the Income Tax Act (Canada) and any other similar provision of an applicable U.S. federal or state, or Canadian provincial tax law shall apply to the transfer of the Purchased Shares. The Parties further acknowledge and agree that in consideration of the Purchased Shares, Jet will only issue the Consideration Shares from treasury to the Stockholders and that Jet is a Canadian corporation.

2.3	Jet Corporate Matters as of the Closing Date

(a)	Prior to the Closing Time Jet shall

(i)	complete a consolidation of the Jet Shares on the basis of one post-consolidation common share for every ten (10) pre-consolidation common shares (the “Consolidation”);

(ii)	complete the Jet Share Capital Restructuring; and

(iii)	complete the Continuance.

(b)	the name of Jet shall be changed to “Global Crossing Airlines Ltd.”;

(c)	as of the Closing Time the number of directors of Jet shall be five. The directors of Jet shall be:

Name

Edward J. Wegel

Joseph DaGrosa

John Sicilian

TBD by Global

TBD by Global

The directors shall hold office until the next annual general meeting of the shareholders of Jet following the Closing Date, or until their successors are duly appointed or elected. Subsequent directors shall be elected each year thereafter as provided for in the CBCA and the by-laws of Jet. The management and operation of the business and affairs of Jet shall be under the control of the board of directors of Jet as it is constituted from time to time.

(d)

Jet shall reconstitute its senior management such that all existing officers will resign, if applicable, and the following officers will be appointed in substitution thereof, subject to Jet’s receipt of all necessary documentation or authorizations to effect such appointments:

Name	Office Held

Joseph Dagrosa	Chairman
Ed Wegel	Chief Executive Officer
Ed Wegel	Chief Financial Officer

2.4	Global Corporate Matters as of the Closing Date

Prior to the Closing Time, Global shall take all necessary corporate action to ensure that its Stockholders hold the number of Global Common Shares as set out in Schedule “A” to this Agreement.

2.5	Jet Meeting

Subject to the terms of this Agreement:

(a)

Jet agrees to convene and conduct the Jet Meeting in accordance with Jet’s constating documents and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Jet agrees that it shall, in consultation with Global, fix and publish a record date for determining the Jet Shareholders entitled to receive notice of and vote at the Jet Meeting.

(b)

Subject to Section 8.2, except as required for quorum purposes or otherwise permitted under this Agreement, Jet shall not adjourn (except as required by Law or by valid Jet Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Jet Shareholder action), postponement or cancellation of) the Jet Meeting without Global’s prior written consent.

(c)	Jet will advise Global as Global may reasonably request as to the aggregate tally of the proxies received by Jet in respect of the Jet Meeting.

2.6	Jet Circular

(a)

As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, Jet shall (i) prepare the Jet Circular together with any other documents required by applicable Laws, (ii) file the Jet Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Jet Circular as required in accordance with all applicable Laws. On the date of mailing thereof, the Jet Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the Jet Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Jet Meeting.

(b)

In the event that Jet provides a notice to Global regarding a possible Acquisition Proposal pursuant to Section 8.2(c) prior to the mailing of the Jet Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is seven days following the earlier of either (i) written notification from Jet to Global that the Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which Global and Jet enter into an amended agreement pursuant to Subsection 8.2(f) which results in the Acquisition Proposal in question not being a Superior Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)

Jet shall ensure that the Jet Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Jet Circular will not contain any misrepresentation (except that Jet shall not be responsible for any information relating to Global and its affiliates, including the Global Common Shares).

(d)

Subject to Section 8.2, Jet shall (i) solicit proxies in favour of the resolutions approving the Transaction, and against any resolution submitted by any other Jet Shareholder, and take all other actions that are reasonably necessary or desirable to seek the Jet Shareholder Approval; (ii) have included in the Jet Circular the recommendation from its board to Jet Shareholders that they vote in favour of the resoltions approving the Transaction; (iii) not make a Jet Change in Recommendation; and (iv) include in the Jet Circular a statement that each director and executive officer of Jet intends to vote all of such Person’s Jet Shares (including any Jet Shares issued on exercise of any Jet Options or Jet RSUs) in favour of the resolutions approving the Transaction, subject to the terms of this Agreement.

(e)

Global shall provide to Jet all information regarding Global, its affiliates and the Global Common Shares as required by applicable Laws for inclusion in the Jet Circular or in any amendments or supplements to such Jet Circular. Global shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Jet Circular and to the identification in the Jet Circular of each such advisor. Global shall ensure that no such information will include any misrepresentation concerning Global and the Global Common Shares.

(f)

Global and its legal counsel shall be given a reasonable opportunity to review and comment on the Jet Circular prior to the Jet Circular being printed and filed with the Governmental Entities, and reasonable consideration shall be given to any comments made by Global and its counsel, provided that all information relating solely to Global, its affiliates and the Global Common Shares included in the Jet Circular shall be in form and content satisfactory to Global, acting reasonably. Jet shall provide Global with final copies of the Jet Circular prior to the mailing to the Jet Shareholders.

(g)

Global and Jet shall each promptly notify each other if at any time before the Closing Date either becomes aware that the Jet Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Jet Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Jet Circular as required or appropriate, and Jet shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Jet Circular to Jet Shareholders and, if required by the Court or applicable Laws, file the same with the Governmental Entities and as otherwise required.

2.7	Preparation of Filings

Jet and Global shall co-operate and use their commercially reasonable efforts to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Transaction and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Transaction, the Consolidation, the Continuance and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws.

2.8	Announcement and Shareholder Communications

Jet and Global shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Jet and Global, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. Jet and Global agree to co-operate in the preparation of presentations, if any, to Global Shareholders or Jet Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (i) issue any news release or otherwise make public announcements with respect to this Agreement or the Transaction without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.9	Withholding Taxes

Jet and Global shall be entitled to deduct or withhold from the consideration payable or otherwise deliverable to any Person pursuant to the Transaction and from all dividends, other distributions or other amount otherwise payable to any former Global Shareholders, such Taxes or other amounts as Jet or Global is required, entitled or permitted to deduct or withhold with respect to such payment under the Tax Act, or any other provisions of any applicable Laws, in each case, as amended. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld Taxes or other amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, provided that such deducted or withheld Taxes or other amounts are actually remitted to the appropriate taxing authority.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GLOBAL

3.1	Representations and Warranties

Global hereby represents and warrants to Jet as follows, and acknowledges that Jet is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Global is duly incorporated and validly existing under the laws of the State of Delaware and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Global is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where failure to do so would not reasonably be expected to have a Global Material Adverse Effect. True and complete copies of the constating documents of Global have been delivered or made available to Jet, and Global has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Global has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Global and the consummation by Global of the transactions contemplated by this Agreement have been duly authorized by the Global Board and no other corporate proceedings on the part of Global, the Global Board and the Stockholdersare necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Global and constitutes a valid and binding obligation of Global, enforceable by Jet against Global in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by Global of this Agreement and the performance by it of its obligations hereunder and the completion of the Transaction will not violate, conflict with or result in a breach of any provision of the constating documents of Global, and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Global Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Global is a party or by which Global is bound; or (ii) any Law to which Global is subject or by which Global is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or Lien upon any of Global’s assets. No Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Global for the consummation by Global of its obligations in connection with the Transaction under this Agreement or for the completion of the Transaction not to cause or result in any loss of any rights or assets or any interest therein held by Global in any material assets, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the Transaction.

(d)	Subsidiaries. Global does not have Subsidiaries or any material interests in any Person.

(e)	Compliance with Laws.

(i)

The operations of Global have been and are now conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Global and has not received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not reasonably be expected to have a Global Material Adverse Effect.

(ii)

Global is not in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not reasonably be expected to have a Global Material Adverse Effect.

(f)

Global Authorizations. Global has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Global or otherwise in connection with the material business or operations of Global as currently conducted and such Authorizations are in full force and effect. Global has fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Global Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Global, threatened regarding any of the Authorizations. Global has not received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not reasonably be expected to have a Global Material Adverse Effect and, to the knowledge of Global, all such Authorizations continue to be effective in order for Global to continue to conduct itsbusiness as currently conducted. No Person other than Global owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Global consists of 1,000 Global Common Shares, par value US$0.01. Schedule “A” accurately sets out all of the Global Common Shares which are duly and validly issued and outstanding as fully-paid and non-assessable shares of Global. There are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Global to issue or sell any shares of Global or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Global and no Person is entitled to any pre-emptive or other similar right granted by Global.

(ii)	There are no outstanding contractual obligations of Global to repurchase, redeem or otherwise acquire any Global Common Shares.

(iii)	No order ceasing or suspending trading in securities of Global or prohibiting the sale of such securities has been issued and is outstanding against Global or its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Global is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Global.

(i)	U.S. Securities Law Matters.

(i)

There is no class of securities of Global which is registered pursuant to section 12 of the U.S. Exchange Act, nor is Global subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act. Global is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to section 12(g) of the U.S. Exchange Act.

(ii)	Global is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iii)	The Global Common Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Closing Date.

(j)	Financial Statements.

(i)

The audited financial statements for Global as at and for each of the fiscal years ended on December 31, 2019 and December 31, 2018, or such other period as is agreed to by the Parties, including the notes thereto have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of Global as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Except as set forth on Schedule3(j)(i) there are no outstanding loans made by Global to any executive officer or director of Global.

(ii)

Neither Global nor, to Global’s knowledge, any director, officer, employee, auditor, accountant or representative of Global has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Global or its internal accounting controls, including any complaint, allegation, assertion, or claim that Global has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Global Board, or has not been disclosed to Jet.

(k)

Undisclosed Liabilities. Global does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the audited balance sheet of Global as of December 31, 2019 (the “Global Balance Sheet”) or disclosed in the notes thereto; (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not and would not, individually or in the aggregate with all other liabilities and obligations of Global (other than those disclosed on the Global Balance Sheet and/or in the notes to the Global financial statements), reasonably be expected to have a Global Material Adverse Effect, or have a Global Material Adverse Effect, or, as a consequence of the consummation of the Transaction, have or reasonably be expected to have a Global Material Adverse Effect; or (c) liabilities and obligations disclosed in Schedule “B”. Without limiting the foregoing, the Global Balance Sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of Global.

(l)	Operational Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Global Material Adverse Effect:

(i)

all payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Global have been: (A) duly paid; (B) duly performed; or (C) provided for prior to the date hereof; and

(ii)

all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Global is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(m)	Employment Matters.

(i)

Global has not entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transactions contemplated by this Agreement.

(ii)

Global is not: (i) a party to any collective bargaining agreement, or (ii) subject to any application for certification or, to the knowledge of Global, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Global, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 3.1(m) on or before the Closing Date.

(iii)

Global is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Global, threatened, or any litigation actual, or to the knowledge of Global, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably be expected to have a Global Material Adverse Effect. To the knowledge of Global, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Global, except as would not reasonably be expected to have a Global Material Adverse Effect.

(iv)

Global has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Global, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Global Material Adverse Effect.

(n)	Absence of Certain Changes or Events. Since December 31, 2019:

(i)	Global has conducted its businesses only in the ordinary course of business and consistent with past practice;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or would reasonably be likely to have a Global Material Adverse Effect has been incurred;

(iii)	there has not been any event, circumstance or occurrence which has had or would reasonably be likely to give rise to a Global Material Adverse Effect;

(iv)	there has not been any change in the accounting practices used by Global, except as disclosed in the audited financial statements of Global;

(v)	except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of Global;

(vi)	there has not been any entering into, or an amendment of, any material Contract other than in the ordinary course of business consistent with past practice;

(vii)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Global’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(viii)	except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Global.

(o)

Litigation. Other than as disclosed to Jet in writing, there is no claim, action, proceeding or investigation pending or, to the knowledge of Global, threatened against or relating to Global, the business of Global or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Global Material Adverse Effect or prevent or materially delay the consummation of the Transaction, nor to knowledge of Global are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Subsection 3.1(o) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Global Material Adverse Effect). Global is not subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Global Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(p)	Taxes.

(i)

Global has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Global have paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)

Global has made adequate provisions or reserves in accordance with U.S. GAAP in the most recently published financial statements of Global for any Taxes of Global for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)

Global has duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)

Global has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including sales, federal, state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)

Global has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(vi)

there are no proceedings, investigations, audits or Claims now pending or, to the knowledge of Global, threatened against Global in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vii)

Global has not acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)

Global has made available to Jet copies of all Tax Returns for the taxation year ended December 31, 2018, and all assessments or reassessments, correspondence related to any assessment or reassessment, requests for Tax rulings, Tax rulings issued by any Governmental Entity, and correspondence related to any audit or proposed audit of Global, to the extent relating to periods or events in respect of which any Governmental Entity may in accordance with applicable Law assess or otherwise impose any Taxes on Global.

(ix)	For the purposes of the Tax Act and any other relevant Tax purposes Global is resident in the United States.

(x)	No claim has been made by any Government Entity in a jurisdiction where Global does not file Tax Returns that Global is or maybe subject to tax in that jurisdiction.

(xi)

There are no Liens for Taxes upon any properties or assets of Global (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Global’s audited financial statements).

(q)

Books and Records. The corporate records and minute books of Global have been maintained in accordance with all applicable Laws, and the minute books of Global as provided to Jet are complete and accurate in all material respects. The corporate minute books for Global contain minutes of all meetings and resolutions of the directors and stockholders held and all director and stockholder actions taken by consent in lieu of a meeting. The financial books and records and accounts of Global in all material respects: (a) have been maintained in accordance with good business practices and in accordance with U.S. GAAP, on a basis consistent with prior years; and (b) are stated in reasonable detail, during the period of time when owned by Global, accurately and fairly reflect the transactions and dispositions of assets of Global.

(r)	Insurance.

(i)

Global has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and Global has not failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and Global will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Closing Date. No written (or to the knowledge of Global other) notice of cancellation or termination has been received by Global with respect to any such policy.

(s)

Non-Arm’s Length Transactions. Except for agreements for employment, consulting or employment compensation agreements entered into in the ordinary course of business, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Global) between Global on the one hand, and any (a) officer or director of Global, (b) any holder of record or, to the knowledge of Global, beneficial owner of five percent or more of the voting securities of Global, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(t)

Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Global that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Global, any acquisition of property by Global or the conduct of business by Global as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Global Material Adverse Effect.

(u)

Material Contracts. Global has performed in all material respects all respective obligations required to be performed by them to date under any material Contracts. Global is not in breach or default under any material contract to which it is a party or bound, nor does Global have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, a Global Material Adverse Effect. Global does not know of, or has not received written notice of, any breach or default under (nor, to the knowledge of Global, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Global Material Adverse Effect. Prior to the date hereof, Global has made available to Jet true and complete copies of all of the material contracts of Global. All material contracts are legal, valid, binding and in full force and effect and are enforceable by Global in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(v)

Brokers. None of Global, or any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the ransactions contemplated by this Agreement.

(w)	Reporting Issuer Status. As of the date hereof, Global is not a reporting issuer in any province or territory of Canada.

(x)

Money Laundering Laws. The operations of Global are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court of governmental authority or any arbitrator nonGovernmental Entity involving Global with respect to the Money Laundering Laws is pending or, to the knowledge of Global threatened.

(y)

Corrupt Practices Legislation. Neither Global, nor any of its officers, directors or employees acting on behalf of Global has taken, committed to take or been alleged to have taken any action which would cause Global or any of its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law, and to the knowledge of Global no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Global or any of its affiliates.

3.2	Survival of Representations and Warranties

The representations and warranties of Global contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Closing Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF JET

4.1	Representations and Warranties

Jet hereby represents and warrants to Global and the Stockholders as follows, and acknowledges that Global and the Stockholders are each relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Qualification. Jet and each of its Subsidiaries are duly incorporated and validly existing under their respective laws of incorporation and each has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Each of Jet and its Subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. True and complete copies of the constating documents of Jet and each of its Subsidiaries have been delivered or made available to Global, and Jet has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. Jet has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Jet and the consummation by Jet of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Jet and no other corporate proceedings on the part of Jet are necessary to authorize this Agreement, other than Jet Shareholder Approval. This Agreement has been duly executed and delivered by Jet and constitutes a valid and binding obligation of Jet, enforceable by Global against Jet in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by Jet of this Agreement and the performance by it of its obligations hereunder and the Consolidation, Continuance and the Transaction will not violate, conflict with or result in a breach of any provision of the constating documents of Jet, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Jet Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Jet or by which is bound; or (ii) any Law to which Jet or any is subject or by which Jet is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or Lien upon any of Jet’s assets. Other than Jet Shareholder Approval and conditional approval of the TSXV in respect of the Reverse Takeover, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Jet for the consummation by Jet of its obligations in connection with the Transaction under this Agreement or for the completion of the Transaction not to cause or result in any loss of any rights or assets or any interest therein held by Jet in any material properties, except for such Authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

(d)

Subsidiaries. Schedule “B” sets out all of the Subsidiaries of Jet. Other than the Subsidiaries, Jet does not beneficially hold any securities or other interests, or securities convertible or exchangeable into securities or other interests, of any other person. All of the issued and outstanding securities of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and all such securities are owned, directly or indirectly by Jet, free and clear of all liens and are not subject to any proxy, voting trust or other agreement relating to the voting of such securities, and there are no outstanding options, rights, entitlements, understandings or commitments regarding the right to acquire any such securities or assets of the Subsidiaries. Schedule “B” accurately sets out the following information with respect to each Subsidiary: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(e)	Compliance with Laws.

(i)

The operations of Jet and each of its Subsidiaires has been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Jet and its Subsidiares and Jet has not received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, individually or in the aggregate, would not have a Jet Material Adverse Effect.

(ii)

Each of Jet and its Subsidiaries are not in conflict with, or in default (including cross defaults) under or in violation of: (a) its notice of articles, articles or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Jet Material Adverse Effect.

(f)

Jet Authorizations. Jet has obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Jet and its Subsidiaries or otherwise in connection with the material business or operations of Jet and such Authorizations are in full force and effect. Jet and its Subsidiaries have fully complied with and is in compliance with all Authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Jet Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of Jet, threatened regarding any of the Authorizations. Jet has not received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Jet Material Adverse Effect and, to the knowledge of Jet, all such Authorizations continue to be effective in order for Jet to continue to conduct their respective businesses as they are currently being conducted. No Person other than Jet or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(g)	Capitalization and Listing.

(i)

The authorized share capital of Jet consists of an unlimited number of Jet Shares. As at the date of this Agreement there are: (A) 84,810,432 Jet Shares validly issued and outstanding as fully-paid and non-assessable shares of Jet; and (B) 5,195,000 outstanding options providing for the issuance of 5,195,000 Jet Shares upon the exercise thereof; and (C) 120,000 outstanding Jet RSUs providing for the issuance 120,000 Jet Shares upon the exercise thereof. Except for the securities referred to in this Section 4.1(g)(i) and as set out in Schedule “B”, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Jet to issue or sell any shares of Jet or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Jet and no Person is entitled to any preemptive or other similar right granted by Jet. Jet Shares are listed on the TSXV and the OTCQB, and are not listed or quoted on any market other than the TSXV and OTCQB.

(ii)

All Jet Shares that may be issued pursuant to the exercise of outstanding Jet Options and Jet RSUs will, when issued in accordance with the terms of such securities, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)	There are no outstanding contractual obligations of Jet to repurchase, redeem or otherwise acquire any Jet Shares.

(iv)	No order ceasing or suspending trading in securities of Jet or prohibiting the sale of such securities has been issued and is outstanding against Jet or, its directors, officers or promoters.

(h)	Shareholder and Similar Agreements. Jet is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Jet.

(i)	U.S. Securities Law Matters.

(i)	Jet is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(ii)	The Jet Shares are not registered pursuant to section 12 of the U.S. Exchange Act and Jet is not subject to reporting obligations pursuant to section 15(d) of the U.S. Exchange Act.

(iii)	Jet is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iv)	The Jet Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Closing Date.

(j)

Reports. Jet has filed with all applicable Governmental Entities true and complete copies of Jet Public Documents that Jet is required to file therewith. Jet Public Documents at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (i) complied in all material respects with the requirements of applicable Securities Laws. Jet has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(k)	Financial Statements.

(i)

The interim consolidated financial statements for Jet for the period ended September 30, 2019 including the notes thereto have been, and all financial statements of Jet which are publicly disseminated by Jet in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Jet as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). There are no outstanding loans made by Jet to any executive officer or director of Jet.

(ii)

The management of Jet has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Jet in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Jet in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Jet’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)

Jet maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Jet are being made only with Authorizations of management and directors of Jet, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Jet that could have a material effect on its financial statements. To the knowledge of Jet, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Jet that are reasonably likely to adversely affect the ability of Jet to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Jet.

(iv)

Neither Jet nor, to Jet’s knowledge, any director, officer, employee, auditor, accountant or representative of Jet has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Jet or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Jet has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board, or has not been disclosed to Global.

(l)

Undisclosed Liabilities. Jet does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the unaudited balance sheet of Jet as of September 30, 2019 (the “Jet Balance Sheet”) or disclosed in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2019, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Jet (other than those disclosed on the Jet Balance Sheet and/or the notes to the Jet financial statements), reasonably be expected to have a Jet Material Adverse Effect, or have a Jet Material Adverse Effect, or, as a consequence of the consummation of the Transaction, have a Jet Material Adverse Effect. Without limiting the foregoing, the Jet Balance Sheet reflects reasonable reserves in accordance with IFRS for contingent liabilities of Jet.

(m)	Operational Matters. Except as would not, individually or in the aggregate, be reasonably expected to result in a Jet Material Adverse Effect:

(i)

all rentals, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Jet and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)

all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Jet is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(n)	Employment Matters.

(i)

Jet is not (A) a party to any collective bargaining agreement, or (B) subject to any application for certification or, to the knowledge of Jet, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement. To the knowledge of Jet, no fact or event exists that is likely to give rise to a change in the representation in this Subsection 4.1(n) on or before the Closing Date.

(ii)

Jet is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Jet, threatened, or any litigation actual, or to the knowledge of Jet, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Jet Material Adverse Effect. To the knowledge of Jet, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Jet, except as would not be reasonably be expected to have a Jet Material Adverse Effect.

(iii)

Jet has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of Jet, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Jet Material Adverse Effect.

(iv)

Jet has not entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of the transactions contemplated by the Agreement.

(o)	Absence of Certain Changes or Events. Since September 30, 2019:

(i)	Jet has conducted its business only in the ordinary course of business and consistent with past practice;

(ii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Jet Material Adverse Effect has been incurred;

(iii)	there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Jet Material Adverse Effect;

(iv)	there has not been any change in the accounting practices used by Jet, except as disclosed in the Jet Public Documents;

(v)	except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of Jet.

(vi)

there has not been any redemption, repurchase or other acquisition of Jet Shares by Jet, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Jet Shares;

(vii)	there has not been any entering into, or an amendment of, any material Contract other than in the ordinary course of business consistent with past practice;

(viii)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Jet’s financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(ix)	except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of Jet.

(p)

Litigation. Except as disclosed in Schedule “B” there is no claim, action, proceeding or investigation pending or, to the knowledge of Jet, threatened against or relating to Jet, the business of Jet or affecting any of its properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Jet Material Adverse Effect or prevent or materially delay the consummation of the Transaction, nor to knowledge of Jet are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this Section 4.1(p) shall not apply to claims, actions, proceedings, or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not give rise to, nor reasonably be expected to give rise to, a Jet Material Adverse Effect). Jet is not subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Jet Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

(q)	Taxes.

(i)

Jet has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it in accordance with applicable Law, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and Jet has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity, other than Taxes which are being contested in good faith through appropriate proceedings.

(ii)

Jet has made adequate provisions or reserves in accordance with IFRS in the most recently published financial statements of Jet for any Taxes of Jet for the period covered by such financial statements that have not been paid whether or not shown as being due on any material Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(iii)

Jet has duly and timely withheld all material Taxes and other amounts required by applicable Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it.

(iv)

Jet has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by applicable Law to be remitted by it and has duly and timely paid any and all material sales, use or transfer Taxes required to be paid or self-assessed by it pursuant to applicable Laws and has claimed eligible exemptions, refunds and input Tax credits in respect thereof in all material respects in accordance with applicable Laws.

(v)

Jet has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(vi)

There are no proceedings, investigations, audits or Claims now pending or, to the knowledge of Jet, threatened against Jet in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vii)

Jet has not acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) as a contribution of capital for which no shares were issued by the acquirer of the property.

(viii)

Jet has made available to Global copies of all Tax Returns for the taxation year ended December 31, 2018 and all assessments or reassessments, correspondence related to any assessment or reassessment, requests for Tax rulings, Tax rulings issued by any Governmental Entity, and correspondence related to any audit or proposed audit of Jet, to the extent relating to periods or events in respect of which any Governmental Entity may in accordance with applicable Law assess or otherwise impose any Taxes on Jet.

(ix)	For the purposes of the Tax Act and any other relevant Tax purposes Jet is resident in Canada.

(x)	No claim has been made by any Government Entity in a jurisdiction where Jet does not file Tax Returns that Jet is or maybe subject to tax in that jurisdiction.

(xi)

There are no Liens for Taxes upon any properties or assets of Jet (other than Liens relating to Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate proceedings and for which adequate provisions or reserves have been recorded on the most recent balance sheet included in Jet’s audited financial statements).

(r)

Books and Records. The corporate records and minute books of Jet have been maintained in accordance with all applicable Laws, and the minute books of Jet as provided to Global are complete and accurate in all material respects. The corporate minute books for Jet contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of Jet in all material respects: (a) have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; and (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of Jet.

(s)	Insurance.

(i)

Jet has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and Jet has not failed to make a claim thereunder on a timely basis.

(ii)

Each of such policies and other forms of insurance is in full force and effect on the date hereof and Jet will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Closing Date. No written (or to the knowledge of Jet other) notice of cancellation or termination has been received by Jet with respect to any such policy.

(t)

Non-Arm’s Length Transactions. Other than employment, consulting or employment compensation agreements entered into in the ordinary course of business, there are no material current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Jet) between Jet on the one hand, and any (i) officer or director of Jet, (ii) any holder of record or, to the knowledge of Jet, beneficial owner of five percent or more of the voting securities of Jet, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(u)	Benefit Plans. Each Jet Benefit Plan has been operated in accordance with its terms and any contributions required to be made under each Jet Benefit Plan, as of the date hereof, have been timely made.

(v)

Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Jet that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Jet, any acquisition of property by Jet or the conduct of business by Jet as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Jet Material Adverse Effect.

(w)

Material Contracts. Jet has performed in all material respects all respective obligations required to be performed by them to date under any material contracts. Jet is not in breach or default under any material contract to which it is a party or bound, nor does Jet have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jet Material Adverse Effect. Jet does not know of, or has received written notice of, any breach or default under (nor, to the knowledge of Jet, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such material contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Jet Material Adverse Effect. Prior to the date hereof, Jet has made available to Global true and complete copies of all of the material contracts of Jet. All material contracts are legal, valid, binding and in full force and effect and are enforceable by Jet in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(x)

Brokers. None of Jet or, to its knowledge, any of the officers, directors or employees of Jet has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(y)

Reporting Issuer Status. As of the date hereof, Jet is a reporting issuer not in default (or the equivalent) under the Securities Laws of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland, North West Territories, and Yukon.

(z)	Stock Exchange Compliance. Jet is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV and the OTCQB.

(aa)

Money Laundering Laws. The operations of Jet and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Money Laundering Laws and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving Jet or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Jet threatened.

(bb)

Corrupt Practices Legislation. Neither Jet and its affiliates, nor any of their respective officers, directors or employees acting on behalf of Jet or its affiliates has taken, committed to take or been alleged to have taken any action which would cause Jet or its affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of another jurisdiction, and to the knowledge of Jet, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Jet or its affiliates.

4.2	Survival of Representations and Warranties

The representations and warranties of Jet contained in this Agreement shall not survive the completion of the Transaction and shall expire and be terminated on the earlier of the Closing Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

5.1	Representations and Warranties

Each of the Stockholders hereby severally represents and warrants to Jet as follows, and acknowledges that Jet is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

neither the execution and delivery of this Agreement, or any other agreements and instruments executed in connection with the Transaction by such Stockholder nor the performance by such Stockholder of its obligations thereunder will conflict with or result in:

(i)

a violation, contravention or breach by such Stockholder of any of the terms, conditions or provisions of any agreement or instrument to which such Stockholder is a party, or by which such Stockholder is bound or constitute a default by such Stockholder thereunder, or, to the knowledge of such Stockholder, after due inquiry, under any statute, regulation, judgment, decree or law by which such Stockholder is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the Purchased Shares; or

(ii)

a violation by such Stockholder of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over such Stockholder, or require such Stockholder, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;

(b)

no Person has any agreement or option or any right or privilege (whether preemptive or contractual) capable of becoming an agreement or option for the purchase from such Stockholder of any of the Purchased Shares;

(c)

such Stockholder has all necessary power, authority and capacity to enter into this Agreement, and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement, and such other agreements and instruments;

(d)

the execution and delivery of this Agreement, and such other agreements and instruments and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of such Stockholder as may be required;

(e)

this Agreement constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(f)	such Stockholder is the registered and beneficial owner of its Purchased Shares as set forth in Schedule “A” hereto and has good and valid title thereto free and clear of any Encumbrances;

(g)	such Stockholder has the exclusive right and full power to transfer its Purchased Shares to Jet as contemplated herein free and clear of any Encumbrances;

(h)

there is not pending or, to the knowledge of such Stockholder, after due inquiry, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort which would:

(i)	in any manner restrain or prevent such Stockholder from effectually or legally transferring its Purchased Shares to Jet in accordance with this Agreement;

(ii)	cause any Encumbrance to be attached to its Purchased Shares;

(iii)	divest title to its Purchased Shares; or

(iv)	make Jet or Global liable for damages in connection with the Transaction;

(i)

to the knowledge of such Stockholder, after due inquiry, there is not pending, threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort relating to such Stockholder, his, her or its Purchased Shares or the Transaction, nor is there any present state of facts or circumstances which can be reasonably anticipated to be a basis for any such suit, action, legal proceeding, litigation or governmental investigation nor is there presently outstanding against such Stockholder, any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, or arbitrator;

(j)

such Stockholder has not entered into any agreement that would entitle any person to any valid claim against Jet for a broker’s commission, finder’s fee, or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement, and in the event that any Person acting or purporting to act for such Stockholder establishes a claim for any fee from Jet, such Stockholder severally covenants to indemnify and hold harmless Jet with respect thereto and with respect to all costs reasonably incurred in the defence thereof; and

(k)

none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective purchaser seeking full information as to the Purchased Shares.

5.2	Survival of Representations and Warranties

The representations and warranties of the Stockholders contained in this Agreement shall survive the completion of the Transaction for a period of two years or the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 6

COVENANTS

6.1	Covenants of Global Regarding the Conduct of Business

Global covenants and agrees that prior to the Closing Date, unless Jet shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)

Global shall conduct its business only in, not take any action except in, and maintain its facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Global, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, employees, Governmental Entities and others having business relationships with them;

(b)	other than as expressly permitted or required by this Agreement, without limiting the generality of Subsection 6.1(a), Global shall not, directly or indirectly:

(i)

issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Global Common Shares or any options, warrants, calls, conversion privileges or rights of any kind to acquire any Global Common Shares;

(ii)	amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of Global;

(iii)	split, combine or reclassify any outstanding Global Common Shares;

(iv)	redeem, purchase or offer to purchase any Global Common Shares or other securities of Global;

(v)

without the prior written consent of Jet, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Global Common Shares;

(vi)	reorganize, amalgamate or merge Global with any other Person;

(vii)	reduce the stated capital of the shares of Global;

(viii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Global;

(ix)	authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;

(x)

waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any material Authorization, lease, concession, contract or other document, or (ii) any other material legal rights or claims;

(xi)

waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xii)

take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities;

(xiii)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Global to consummate the Transaction or the other transactions contemplated by this Agreement; or

(xiv)

take any action, permit any inaction or enter into any transaction other than in accordance with or as contemplated in this Agreement, making an investment in securities of any person other than in accordance with or as contemplated in this Agreement;

(c)	Global shall use its commercially reasonable efforts to maintain and preserve all of its goodwill and all of its rights under each of its Authorizations;

(d)	Global shall:

(i)	not take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)

provide Jet with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), share or debt ownership, results of operations, cash flows, properties, articles, by-laws, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of Global which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Global Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Global contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Global Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Global to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Closing Time;

(iii)

not enter into or renew any agreement, contract, lease, licence or other binding obligation of Global (A) containing (1) any limitation or restriction on the ability of Global to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Global is or would be conducted, or (3) any limit or restriction on the ability of Global to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(e)	Global shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(f)	Global shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 6.1.

6.2	Covenants of Global Relating to the Transaction

Global shall perform all obligations required to be performed by Global under this Agreement, co-operate with Jet in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably possible, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Global shall:

(a)	use its commercially reasonable efforts to complete the Transaction;

(b)	use its commercially reasonable efforts to obtain and assist Jet in obtaining all required Regulatory Approvals;

(c)

use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third-party consents, approvals and notices required under any of the material Contracts;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Global challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)	provide such assistance as may be reasonably requested by Jet for the purposes of completing the Jet Meeting; and

(f)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.

6.3	Covenants of Jet Regarding the Conduct of Business

Jet covenants and agrees that prior to the Closing Date, unless Global shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)

Jet shall conduct its business only in, not take any action except in, and maintain its facilities, in the ordinary course of business and to use commercially reasonable efforts to preserve intact its present business organization, to preserve intact Jet, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)	Other than as contemplated in this Agreement, without limiting the generality of Subsection 6.3(a), Jet shall not, directly or indirectly:

(i)

issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Jet Shares, any Jet Options or any warrants, calls, conversion privileges or rights of any kind to acquire any Jet Shares or other securities, other than pursuant to the Financing and upon exercise of existing Jet Options or Jet RSUs;

(ii)

sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of Jet or any interest in any assets of Jet having a value greater than $20,000 in the aggregate;

(iii)	amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of Jet;

(iv)	split, combine or reclassify any outstanding Jet Shares;

(v)	redeem, purchase or offer to purchase any Jet Shares or other securities of Jet;

(vi)

without the prior written consent of Global, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Jet Shares;

(vii)	reorganize, amalgamate or merge Jet with any other Person;

(viii)	reduce the stated capital of the shares of Jet;

(ix)

acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person;

(x)

except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business and consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances;

(xi)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Jet;

(xii)

pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in Jet’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiii)	authorize, recommend or propose any release or relinquishment of any contractual right, except in the ordinary course of business consistent with past practice;

(xiv)

waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any material Authorization, lease, concession, contract or other document, or (ii) any other material legal rights or claims;

(xv)

waive, release, grant or transfer any rights of value or modify or change in any material respect any existing licence, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

(xvi)

take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities;

(xvii)	incur business expenses other than in the ordinary course and consistent with past practice;

(xviii)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Jet to consummate the Transaction or the other transactions contemplated by this Agreement; or

(xix)

increase the benefits payable or to become payable to its directors or officers, enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses or salary increases to, any officer of Jet or member of the Jet Board.

(c)

Jet shall not establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of Jet;

(d)

Jet shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)	Jet shall use its commercially reasonable efforts to maintain and preserve all of its rights under each of its Authorizations;

(f)	Jet shall:

(i)	not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(ii)

provide Global with prompt written notice of: (A) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), share or debt ownership, results of operations, cash flows, properties, articles, notice of articles, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of Jet which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Jet Material Adverse Effect; (B) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations of Jet contained herein to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Jet Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (y) result in the failure in any material respect of Jet to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Closing Time;

(iii)

not enter into or renew any agreement, contract, lease, licence or other binding obligation of Jet (A) containing (1) any limitation or restriction on the ability of Jet to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Jet is or would be conducted, or (3) any limit or restriction on the ability of Jet to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; and

(iv)	not incur any capital expenditures or enter into any agreement obligating Jet to provide for future capital expenditures.

(g)	Jet shall:

(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all respects;

(ii)	timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)	not make or rescind any material express or deemed election relating to Taxes;

(iv)	not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)	not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and

(h)	Jet shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 6.3.

6.4	Covenants of Jet Relating to the Transaction

Jet shall perform all obligations required to be performed by Jet under this Agreement, co-operate with Global in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Jet shall:

(a)	use its commercially reasonable efforts to complete the Consolidation and Continuance;

(b)	use its commercially reasonable efforts to obtain and assist Global in obtaining all required Regulatory Approvals;

(c)

use its commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any of the material Contracts;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Jet challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)

apply for and use commercially reasonable efforts to obtain conditional approval of the Reverse Takeover, the listing and posting for trading on the TSXV of the Jet Shares to be issued upon completion of the Transaction, subject only to satisfaction by Jet of customary listing conditions of the TSXV;

(f)

subject to applicable Law, make available and cause to be made available to Global, and its agents and advisors, information reasonably requested by Global for the purposes of confirming the representations and warranties of Jet set out in Section 4.1 of this Agreement; and

(g)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement.

ARTICLE 7

CONDITIONS

7.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Transaction are subject to the fulfillment of each of the following conditions precedent on or before the Closing Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the resolutions approving the Transaction shall have been approved and adopted by the Jet Shareholders at the Jet Meeting on or before the Meeting Deadline;

(b)	the Consolidation and Continuance shall have been effected;

(c)	the TSXV Approval shall have been received;

(d)

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting consummation of the Transaction;

(e)	all Regulatory Approvals shall have been obtained on terms and conditions satisfactory to each of Global and Jet, acting reasonably;

(f)	such escrow agreements as may be required by the TSXV shall have been entered into;

(g)

each employee of Global and Jet shall have executed a waiver of any change of control payments that he may be entitled to under the terms of his employment agreement as a result of the transactions contemplated by this Agreement; and

(h)	there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity or any other Person that is reasonably likely to result in a:

(i)	prohibition or restriction on the consummation of Transaction or a Person obtaining from Global or Jet any material damages directly or indirectly in connection with the Transaction; or

(ii)	prohibition or material limit on the ownership by Jet of Global or any material portion of its business.

7.2	Additional Conditions Precedent to the Obligations of Jet

The obligation of Jet to complete the Transaction is subject to the fulfillment of each of the following conditions precedent on or before the Closing Time (each of which is for the exclusive benefit of Jet and may be waived by Jet):

(a)

all covenants of Global under this Agreement to be performed on or before the Closing Time which have not been waived by Jet shall have been duly performed by Global in all material respects and Jet shall have received a certificate of Global addressed to Jet and dated the Closing Date, signed on behalf of Global by two senior executive officers of Global (on Global’s behalf and without personal liability), confirming the same as at the Closing Time;

(b)

the representations and warranties of Global set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Global Material Adverse Effect qualifications contained in them as of the Closing Time, as though made on and as of the Closing Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Global Material Adverse Effect, and Jet shall have received a certificate of Global addressed to Jet and dated the Closing Date, signed on behalf of Global by two senior executive officers of Global (on Global’s behalf and without personal liability), confirming the same as at the Closing Date.

(c)

there shall not have occurred a Global Material Adverse Effect that has not been disclosed to Jet in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Global Material Adverse Effect, and Jet shall have received a certificate signed on behalf of Global by the chief executive officer and the chief financial officer of Global (on Global’s behalf and without personal liability) to such effect.

The foregoing conditions will be for the sole benefit of Jet and may be waived by it in whole or in part at any time.

7.3	Additional Conditions Precedent to the Obligations of Global

The obligation of Global to complete the Transaction is subject to the fulfillment of each of the following conditions precedent on or before the Closing Time (each of which is for the exclusive benefit of Global and may be waived by Global):

(a)

all covenants of Jet under this Agreement to be performed on or before the Closing Time which have not been waived by Global shall have been duly performed by Jet in all material respects and Global shall have received a certificate of Jet, addressed to Global and dated the Closing Date, signed on behalf of Jet by two senior executive officers of Jet (on Jet’s behalf and without personal liability), confirming the same as of the Closing Time;

(b)

the representations and warranties of Jet set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Jet Material Adverse Effect qualifications contained in them as of the Closing Time, as though made on and as of the Closing Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect, and Global shall have received a certificate of Jet addressed to Global and dated the Closing Date, signed on behalf of Jet by two senior executive officers of Jet (on Jet’s behalf and without personal liability), confirming the same as at the Closing Time; and

(c)

there shall not have occurred a Jet Material Adverse Effect that has not been publicly disclosed by Jet prior to the date hereof or disclosed to Global in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Jet Material Adverse Effect and Global shall have received a certificate signed on behalf of Jet by the chief executive officer and chief financial officer of Jet (on Jet’s behalf and without personal liability) to such effect.

The foregoing conditions will be for the sole benefit of Global and may be waived by it in whole or in part at any time.

7.4	Satisfaction of Conditions

The conditions precedent set out in Section 7.1, Section 7.2 and Section 7.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Parties, the Closing Time occurs.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Global Non-Solicitation

(a)

On and after the date of this Agreement, except as otherwise provided in this Agreement, Global shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)

make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Global, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)

engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Global, provided that, for greater certainty, Global may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Global Board has so determined;

(iii)

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Jet, the approval or recommendation of the Global Board or any committee thereof of this Agreement or the Transaction;

(iv)

approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for Global (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 8.1(d) shall not be considered a violation of this Subsection 8.1(a)(iv)); or

(v)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal,

provided, however, that nothing contained in this Subsection 8.1(a) or any other provision of this Agreement shall prevent the Global Board from, and the Global Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Global Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 8.1(d) to any Person where the requirements of that Section are met.

(b)

Global shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Jet) with respect to any potential Acquisition Proposal and, in connection therewith, Global will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Global agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Global undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof.

(c)

From and after the date of this Agreement, Global shall immediately provide notice to Jet of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Global in connection with such an Acquisition Proposal or for access to the properties, books or records of Global by any Person that informs Global, any member of the Global Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Jet shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Global, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Global shall keep Jet promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Jet with respect thereto.

(d)

If the Global Board receives a request for material non-public information from a Person who proposes to Global an unsolicited bona fide written Acquisition Proposal, Global may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Global shall promptly provide Jet with copies of all correspondence and information provided to or received from such Person. If: (x) the Global Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Global Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Global would be inconsistent with the fiduciary duties of the Global Board, then, and only in such case, Global may provide such Person with access to information regarding Global, subject to the execution of a confidentiality and standstill agreement which is customary in such situations; provided that Global sends a copy of any such confidentiality and standstill agreement to Jet promptly upon its execution and Jet is provided with a list of, and, at the request of Jet, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)

Global agrees that it will not accept, approve or enter into any agreement (a “Global Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 8.1(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Global Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	Global has complied with Subsections 8.1(a) through 8.1(d) inclusive;

(iii)

Global has provided Jet with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Global Proposed Agreement relating to such Superior Proposal, and a written notice from the Global Board regarding the value in financial terms that the Global Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Jet not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Global Proposed Agreement by Global;

(iv)

Five business days shall have elapsed from the date Jet received the notice and documentation referred to in Subsection 8.1(e)(iii) from Global and, if Jet has proposed to amend the terms of the Transaction in accordance with Subsection 8.1(f), the Global Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Transaction by Jet; and

(v)

Global concurrently terminates this Agreement pursuant to Section 9.2(a)(iv)(D); and Global further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Jet the approval or recommendation of the Transaction, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 8.1(e)(i) through 8.1(e)(iv)have been satisfied.

(f)

Global acknowledges and agrees that, during the five business day periods referred to in Subsections 8.1(e)(iii) and 8.1(e)(iv) or such longer period as Global may approve for such purpose, Jet shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transaction and Global shall co-operate with Jet with respect thereto, including negotiating in good faith with Jet to enable Jet to make such adjustments to the terms and conditions of this Agreement and the Transaction as Jet deems appropriate and as would enable Jet to proceed with the Transaction and any related transactions on such adjusted terms. The Global Board will review any proposal by Jet to amend the terms of the Transaction in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 8.1(a), whether Jet’s proposal to amend the Transaction would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Transaction.

(g)

The Global Board shall promptly reaffirm its recommendation of the Transaction after: (x) any Acquisition Proposal which the Global Board determines not to be a Superior Proposal is made; or (y) the Global Board determines that a proposed amendment to the terms of the Transaction would result in the Acquisition Proposal which has been made not being a Superior Proposal, and Jet has so amended the terms of the Transaction.

(h)

Nothing in this Agreement shall prevent the Global Board from responding to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Jet having suffered a Jet Material Adverse Effect. Further, nothing in this Agreement shall prevent the Global Board from making any disclosure to the securityholders of Global if the Global Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Global Board or such disclosure is otherwise required under applicable Law. Jet and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Global, acting reasonably.

(i)	Global acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 8.1.

(j)

Global shall ensure that the officers, directors and employees of and any investment bankers or other advisors or representatives retained by Global in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Global shall be responsible for any breach of this Section 8.1 by such officers, directors, employees, investment bankers, advisors or representatives.

8.2	Jet Non-Solicitation

(a)

On and after the date of this Agreement, except as otherwise provided in this Agreement, Jet shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)

make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for Jet, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)

engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or complete any Acquisition Proposal for Jet, provided that, for greater certainty, Jet may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Jet Board has so determined;

(iii)

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Global, the approval or recommendation of the Jet Board or any committee thereof of this Agreement or the Transaction;

(iv)

approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal involving Jet (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal in respect of which a confidentiality agreement has been executed in accordance with Section 8.2(d) shall not be considered a violation of this Subsection 8.2(a)(iv)); or

(v)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal involving Jet,

provided, however, that nothing contained in this Subsection 8.2(a) or any other provision of this Agreement shall prevent the Jet Board from, and the Jet Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made a bona fide unsolicited written Acquisition Proposal that the Jet board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 8.2(d) to any Person where the requirements of that Section are met.

(b)

Jet shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Global) with respect to any potential Acquisition Proposal and, in connection therewith, Jet will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. Jet agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and Jet undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof.

(c)

From and after the date of this Agreement, Jet shall immediately provide notice to Global of any unsolicited bona fide Acquisition Proposal or any proposal, inquiry or offer that could lead to an Acquisition Proposal or any amendments to the foregoing or any request for non-public information relating to Jet in connection with such an Acquisition Proposal or for access to the properties, books or records of Jet by any Person that informs Jet, any member of the Jet Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Global shall be made, from time to time, first immediately orally and then promptly (and in any event within 24 hours) in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof and such other details of the proposal, inquiry or contact known to Jet, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Jet shall keep Global promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all inquiries by Jet with respect thereto.

(d)

If the Jet Board receives a request for material non-public information from a Person who proposes to Jet an unsolicited bona fide written Acquisition Proposal, Jet may contact the Person making the Acquisition Proposal and its representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided that Jet shall promptly provide Global with copies of all correspondence and information provided to or received from such Person. If: (x) the Jet Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (y) in the opinion of the Jet Board, acting in good faith and on advice from their outside legal advisors, the failure to provide such party with access to information regarding Jet would be inconsistent with the fiduciary duties of the Jet Board, then, and only in such case, Jet may provide such Person with access to information regarding Jet, subject to the execution of a confidentiality and standstill agreement which is customary in such situations; provided that Jet sends a copy of any such confidentiality and standstill agreement to Global promptly upon its execution and Global is provided with a list of, and, at the request of Global, copies of, the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(e)

Jet agrees that it will not accept, approve or enter into any agreement (a “Jet Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 8.2(d), with any Person providing for or to facilitate any Acquisition Proposal unless:

(i)	the Jet Board determines that the Acquisition Proposal constitutes a Superior Proposal;

(ii)	the Jet Meeting has not occurred;

(iii)	Jet has complied with Subsections 8.2(a) through 8.2(d) inclusive;

(iv)

Jet has provided Global with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Jet Proposed Agreement relating to such Superior Proposal, and a written notice from the Jet Board regarding the value in financial terms that the Jet Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to Global not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Jet Proposed Agreement by Jet.

(v)

Five business days shall have elapsed from the date Global received the notice and documentation referred to in Subsection 8.2(e)(iv) from Jet and, if Global has proposed to amend the terms of the Transaction in accordance with Subsection 8.2(f), the Jet Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Transaction by Global; and

(vi)	Jet concurrently terminates this Agreement pursuant to Section 9.2(a)(iii);

and Jet further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Global the approval or recommendation of the Transaction, nor accept, approve or recommend any Acquisition Proposal unless the requirements of this Section 8.2(e)(i) through 8.2(e)(v) have been satisfied.

(f)

Jet acknowledges and agrees that, during the five business day periods referred to in Subsections 8.2(e)(iv) and 8.2(e)(v) or such longer period as Jet may approve for such purpose, Global shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transaction and Jet shall co-operate with Global with respect thereto, including negotiating in good faith with Global to enable Global to make such adjustments to the terms and conditions of this Agreement and the Transaction as Jet deems appropriate and as would enable Jet to proceed with the Transaction and any related transactions on such adjusted terms. The Jet Board will review any proposal by Global to amend the terms of the Transaction in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 8.2(a), whether Global’s proposal to amend the Transaction would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Transaction.

(g)

The Jet Board shall promptly reaffirm its recommendation of the Transaction by press release after: (x) any Acquisition Proposal which the Jet Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Jet Board determines that a proposed amendment to the terms of the Transaction would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Global has so amended the terms of the Transaction. Global and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Jet, acting reasonably.

(h)

Nothing in this Agreement shall prevent the Jet Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Global having suffered a Global Material Adverse Effect. Further, nothing in this Agreement shall prevent the Jet Board from making any disclosure to the securityholders of Jet if the Jet Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Jet Board or such disclosure is otherwise required under applicable Law, provided, however, that, notwithstanding the Jet Board shall be permitted to make such disclosure, the Jet Board shall not be permitted to make a Jet Change in Recommendation, other than as permitted by Section 8.2(e) or the first sentence of this paragraph. Global and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by Jet, acting reasonably.

(i)	Jet acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 8.2.

(j)

Jet shall ensure that the officers, directors and employees of Jet and any investment bankers or other advisors or representatives retained by Jet in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and Jet shall be responsible for any breach of this Section 8.2 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)

If Jet provides Global with the notice of an Acquisition Proposal contemplated in this Section 8.2 on a date that is less than seven calendar days prior to the Jet Meeting, if requested by Global, Jet shall adjourn the Jet Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Jet Meeting shall not be adjourned or postponed to a date later than the seventh (7) business day prior to the Outside Date.

8.3	Access to Information; Confidentiality

From the date hereof until the earlier of the Closing Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause their respective Representatives to afford to the other Party and to Representatives of the other Party such access as the other Party may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish Jet the other Party with all data and information as the other Party may reasonably request.

8.4	Notices of Certain Events

(a)

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)

cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Closing Time (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Closing Time,

provided, however, that the delivery of any notice pursuant to this Section 8.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)

No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 9.2(a)(iii)(A) or Section 9.2(a)(iv)(B) unless, prior to the Closing Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of five Business Days from such notice.

ARTICLE 9

TERM, TERMINATION, AMENDMENT AND WAIVER

9.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Closing Time and the termination of this Agreement in accordance with its terms.

9.2	Termination

(a)	This Agreement may be terminated at any time prior to the Closing Time (notwithstanding Jet Shareholder Approval):

(i)	by mutual written agreement of Global and Jet;

(ii)	by either Global or Jet, if:

(A)

the Closing Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this 9.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Closing Time to occur by such Outside Date;

(B)

after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Transaction illegal or otherwise prohibited or enjoins Global or Jet from consummating the Transaction and such applicable Law or enjoinment shall have become final and non-appealable; or

(C)	the Jet Shareholder Approval shall not have been obtained at the Jet Meeting.

(iii)	by Jet, if:

(A)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Global set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by Jet and provided that Jet is not then in breach of this Agreement so as to cause any condition in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(B)

Jet has been notified in writing by Global of a Global Proposed Agreement in accordance with Section 8.1(e), and either: (i) Jet does not deliver an amended Transaction proposal within five Business Days of delivery of the Global Proposed Agreement to Jet; or (ii) Jet delivers an amended Transaction proposal pursuant to Section 8.1(f) but the Global Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Global Proposed Agreement continues to be a Superior Proposal in comparison to the amended Transaction terms offered by Jet; or

(C)

it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 8.2(d)), subject to compliance with Section 8.2 in all material respects.

(iv)	by Global, if

(A)

prior to the Closing Time: (1) subject to Section 8.2(a)(iv), the Jet Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Global or fails to publicly reaffirm its recommendation of the Transaction within three calendar days (and in any case prior to the Jet Meeting) after having been requested in writing by Global to do so, in a manner adverse to Global (an “Jet Change in Recommendation”); (2) the Jet Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) Jet shall have breached Section 8.2 in any material respect;

(B)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Jet set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Global and provided that Global is not then in breach of this Agreement so as to cause any condition in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(C)

Global has been notified in writing by Jet of a Jet Proposed Agreement in accordance with Section 8.2(e), and either: (i) Global does not deliver an amended Transaction proposal within five Business Days of delivery of the Jet Proposed Agreement to Global; or (ii) Global delivers an amended Transaction proposal pursuant to Section 8.2(f) but the Jet Board determines, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided in the Jet Proposed Agreement continues to be a Superior Proposal in comparison to the amended Transaction terms offered by Global;

(D)

it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a non-disclosure and standstill agreement permitted by Section 8.1(d)), subject to compliance with Section 8.1 in all material respects.

(b)

The Party desiring to terminate this Agreement pursuant to this Section 9.2 (other than pursuant to Section 9.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)

If this Agreement is terminated pursuant to this Section 9.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 9.2(c) and Sections 9.3, 10.1, 10.2, 10.3, 10.5, 10.6 and 10.8 and all related definitions set forth in Section 1.1 shall survive any termination hereof pursuant to Section 9.2.

(d)

For the purposes of Section 6(5) of the Loan Agreement: (i) Section 9.2(a)(iii)(A)(a)(iv)(B) of this Agreement is the equivalent section 19(c) of the Letter of Intent; and (ii) Section 9.2(a)(iii)(B)and Section 9.2(a)(iv)(D)(a)(iii)(A)(a)(iv)(B) of this Agreement are the equivalents to section 19(d) of the Letter of Intent.

9.3	Expenses

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such fees, costs or expenses, provided that in the event of termination by Jet pursuant to Section 9.2(a)(iii)(C), or by Global pursuant to Section 9.2(a)(iv)(C), it shall within five business days of such termination repay the principal and interest amount due under the Loan Agreement and pay a termination fee to Global of $250,000.

9.4	Amendment

Subject to applicable Laws, this Agreement may, at any time and from time to time before or after the holding of the Jet Meeting but not later than the Closing Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Global Shareholders or Jet Shareholders, and any such amendment may without limitation

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

9.5	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 10

GENERAL PROVISIONS

10.1	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Jet:
Canada	Jetlines Ltd.
1240	– 1140 West Pender St.
Vancouver,	B.C.
V6E	4G1

Attention:	Olen Aasen, VP Legal
Facsimile:	(604) 681-8039
Email:	olen.aasen@jetlines.com

(b)	if to Global:

Global	Crossing Airlines, Inc.
Building	5A, Miami International Airport
4200	N.W. 36th Street
Miami,	USA
33037

Attention:	Ed Wegel
Email:	ed.wegel@globalairlinesgroup.com

10.2	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.3	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

10.4	Time of Essence

Time shall be of the essence in this Agreement.

10.5	Entire Agreement, Binding Effect and Assignment

This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof (except for the Loan Agreement and GSA) and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties.

10.6	No Liability

No director or officer of Jet shall have any personal liability whatsoever to Global under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Jet. No director or officer of Global shall have any personal liability whatsoever to Jet under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Global.

10.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.8	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.]

IN \WIITNESS WHEREOF Jet and Global have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADA JETLINES LTD.
By:	/s/ Carlo Valente
Name: Carlo Valente
Title: CEO
GLOBAL CROSSING AIRLINES, INC.
By:
Name:
Title:

IN WIITNESS WHEREOF Jet and Global have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADA JETLINES LTD.
By:
Name:
Title:
GLOBAL CROSSING AIRLINES, INC.
By:	/s/ Edward J. Wegel
Name: Edward J. Wegel
Title: PRESIDANT AND CEO

SCHEDULE A – THE STOCKHOLDERS’ CONSIDERATION SHARES

The Stockholders shall exchange their Global Common Shares for Jet Shares on a percentage basis such that after the closing of the Transaction, 49% of the Jet Shares shall be held by current Jetlines Shareholders (“Jet Percentage”) and 51% of the Jet Shares shall be held by Global Shareholders (“Global Percentage”). The percentage split is subject to adjustment based on the proceeds actually advanced under the Loan Agreement to Jet prior to the Closing Time as follows:

X (Jet) = $4,214,000

Y (Global) = $4,386,000

Z = proceeds of Loan Agreement advanced to Jet

Jet Percentage = X ÷ (X + Y + Z)

Global Percentage = (Y + Z) ÷ (X + Y + Z)

The Jet Shares issued to the Global Shareholders (the “Consideration Shares”) shall be distributed as follows:

Name of Registered Shareholder	Number of Global Common Shares	Number of Consideration Shares to be Issued on Closing
Edward J. Wegel	210	42% of the Consideration Shares

Joseph DaGrosa	125	25% of the Consideration Shares

John Sicilian	125	25% of the Consideration Shares

Juan Nunez	10	2% of the Consideration Shares

Thomas Andino	10	2% of the Consideration Shares

George Hambrick	10	2% of the Consideration Shares

Widey Dearmas	5	1% of the Consideration Shares

Hector Crocker	5	1% of the Consideration Shares

SCHEDULE B – EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Section 3.1(K)

To be provided by Global within 15 Business Days of the completion of its financial statements.

Section 4.1(d)

Jet has the following subsidiaries:

Name	Place of incorporation	Interest%	Principal activity
Canada Jetlines Operations Ltd.	Canada Federal	100% ownership by Jet	Airline start-up

Target Exploration and Mining Corp.	British Columbia, Canada	100% ownership by Jet	In-active subsidiary to be dissolved

Crosshair Energy USA, Inc.	Nevada, United States	100% ownership by Target Exploration and Mining Corp.	In-active subsidiary to be dissolved

Section 4.1(p)

Plaintiff:	Canada Jetlines Ltd. and Canada Jetlines Operations Ltd.
Defendant:	Breeze Aviation Group, Inc., David Neeleman and DGN Corporation
Case Number:	3:2019cv01817
Filed:	November 15, 2019
Court:	US District Court for the District of Connecticut
Presiding Judge:	Victor A Bolden
Nature of Suit:	Contract: Other
Cause of Action:	28:1332
Jury Demanded By:	Plaintiff

SCHEDULE C – JOINDER AGREEMENT

The undersigned hereby acknowledges that it has read and understands the Share Exchange Agreement, dated as of February 5, 2020 (the “Agreement”), by and between Global Crossing Airlines, Inc. (the “Corporation”) and Canada Jetlines Ltd. (the “Purchaser”) and the Stockholders as set forth therein. Section 2.1 of the Agreement allows holders of common shares of the Corporation (“Shares”) to become a party thereto by executing this Joinder Agreement.

The undersigned hereby represents and warrants that: (i) the Shares that are identified on the signature page hereto constitute all of Shares that are legally or beneficially owned by the undersigned or which the undersigned has the power to vote or dispose of; (ii) the undersigned is not a resident of Canada; and (iii) the representations and warranties set forth in Article 5 of the Agreement are true and correct with respect to the undersigned as if given on the date hereof.

The undersigned covenants, acknowledges and agrees with the Purchaser that the undersigned shall deliver to Purchaser all such certificates or other documentation that may be requested by Purchaser to ensure compliance with the Tax Act or any other tax legislation that may be applicable to the undersigned.

The undersigned hereby represents and warrants to the Purchaser and acknowledges and agrees that the undersigned has had the opportunity to seek and was not prevented nor discouraged by the Purchaser from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the undersigned did not avail itself, himself, or herself of that opportunity prior to signing this Agreement, the undersigned did so voluntarily without any undue pressure and agrees that its, his or her, as applicable, failure to obtain independent legal advice shall not be used by the undersigned as a defence to the enforcement of the undersigned’s obligations under this Agreement.

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The undersigned hereby agrees to be bound by the terms and conditions of the Agreement.

Date Executed:                     , 2020

SIGNED, SEALED AND DELIVERED in the
presence of:
Witness
Name	[Name of Stockholder]
Address

Occupation
Address of Stockholder
Aggregate Number of Shares: